EXHIBIT 99

BLACK HILLS CORPORATION ANNOUNCES AGREEMENT TO SELL
COMMUNICATIONS SUBSIDIARY

RAPID CITY, SD—April 20, 2005—Black Hills Corporation (NYSE: BKH) today announced it has entered into a definitive agreement to sell its communications subsidiary, Black Hills FiberCom and related businesses, to PrairieWave Communications, Inc.

        Under the purchase and sale agreement, the Company would receive a cash payment of approximately $103 million upon closing. The transaction is subject to certain state and federal regulatory approvals, and is expected to be completed prior to June 30, 2005. The Company expects to record a one-time loss of approximately ($0.09) per share on the sale.

        David R. Emery, President and CEO of Black Hills Corporation, said, “In the mid 1990s, our Company faced the possibility of the deregulation of retail electric utility services and we saw the need for advanced communication services in our region. In response, we commenced the construction of FiberCom to diversify our services in our retail service territory. With utility deregulation less likely now, and having brought broadband to Rapid City and the northern Black Hills, we have decided to divest our communications business so that we can focus solely on further developing our core energy businesses.” Emery concluded, “With the cash proceeds of the pending transaction, we would have additional resources either to reduce our debt or to redeploy capital in energy projects in the West.”

        Craig A. Anderson, Chairman and CEO of PrairieWave, said, “Our organization is excited about the pending purchase of Black Hills FiberCom and the opportunity it represents for us. The Rapid City and northern Black Hills region is a very attractive market to us, and we look forward to serving our new, valued customers enthusiastically and proficiently with an elevated level of personal, local customer service.”

ABOUT BLACK HILLS CORPORATION

        Black Hills Corporation is a diverse energy and communications company. Black Hills Energy, the wholesale energy unit, generates electricity, produces natural gas, oil and coal, and markets energy. Our retail businesses are Black Hills Power, an electric utility serving western South Dakota, northeastern Wyoming and southeastern Montana; the recently acquired Cheyenne Light, Fuel & Power, an electric and gas distribution company serving the Cheyenne, Wyoming vicinity; and Black Hills FiberCom, a broadband communications company, which offers bundled telephone, high speed Internet, and cable entertainment services, and which is under agreement to be sold. More information is available at our Internet web site: www.blackhillscorp.com.

ABOUT PRAIRIEWAVE COMMUNICATIONS

        PrairieWave Communications, Inc. is a broadband communications company providing telephone, cable TV and Internet services in 36 markets in southeastern South Dakota, southwestern Minnesota and northwestern Iowa.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

        Some of the statements in this release include “forward-looking statements” as defined by the Securities and Exchange Commission, or SEC. Black Hills Corporation makes these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this release that address activities, events or developments that Black Hills expects, believes or anticipates will or may occur in the future are forward-looking statements. These forward-looking statements are based on assumptions, which Black Hills believes are reasonable based on current expectations and projections about future events and industry conditions and trends affecting Black Hills’ business. However, whether actual results and developments will conform to Black Hills’ expectations and predictions is subject to a number of risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements, including, among other things:

•	The amount and timing of capital deployment in new investment opportunities or for the repurchase of debt or stock;

•	The volumes of our production from oil and gas development properties, which may be dependent upon issuance by federal, state, and tribal governments, or agencies thereof, of drilling, environmental and other permits, and the availability of specialized contractors, work force, and equipment;

•	The extent of our success in connecting natural gas supplies to gathering, processing and pipeline systems;

•	Our ability to successfully integrate CLF&P into our operations;

•	Our compliance with orders of the SEC under PUHCA related to our financing and investment authority, and related to transactions and cost allocation among our affiliated companies;

•	Our ability to remedy any deficiencies that may be identified in the review of our internal controls;

•	The timing and extent of changes in energy-related and commodity prices, interest rates, energy and commodity supply or volume, the cost of transportation of commodities, and demand for our services, all of which can affect our earnings, liquidity position and the underlying value of our assets;

•	General economic and political conditions, including tax rates or policies and inflation rates;

•	Our use of derivative financial instruments to hedge commodity, currency exchange rate and interest rate risks;

•	The creditworthiness of counterparties to trading and other transactions, and defaults on amounts due from counterparties;

•	The amount of collateral required to be posted from time to time in our transactions;

•	Changes in or compliance with laws and regulations, particularly those relating to taxation, safety and protection of the environment;

•	Changes in state laws or regulations that could cause us to curtail our independent power production;

•	Weather and other natural phenomena;

•	Industry and market changes, including the impact of consolidations and changes in competition;

•	The effect of accounting policies issued periodically by accounting standard-setting bodies;

•	The cost and effects on our business, including insurance, resulting from terrorist actions or responses to such actions;

•	Capital market conditions, which may affect our ability to raise capital on favorable terms;

•	Price risk due to marketable securities held as investments in benefit plans;

•	Obtaining adequate cost recovery for our retail operations through regulatory proceedings; and

•	Other factors discussed from time to time in our other filings with the SEC.

        New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time to time, and it is not possible for us to predict all such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. We assume no obligation to update publicly our forward-looking statements, whether as a result of new information, future events or otherwise.

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